Exhibit 15.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
AstraZeneca PLC:

We have audited the accompanying consolidated statement of financial position of AstraZeneca PLC (‘AstraZeneca’ or ‘the Company’) and subsidiaries as of 31 December 2013, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AstraZeneca and subsidiaries as of 31 December 2013, and the results of their operations and their cash flows for the year then ended, in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and IFRS as adopted by the European Union.

/s/ KPMG Audit Plc

KPMG Audit Plc

London, United Kingdom

6 February 2014